April 28, 2005




Arthur F. Weinbach
1 Twin Oak Road
Short Hills, New Jersey  07078

Dear Art:

         This letter outlines our understandings concerning your position as Chairman and Chief Executive Officer of Automatic Data Processing, Inc. ("ADP").

1. Employment. You shall be employed by ADP as its Chairman and Chief Executive Officer, subject to the direction and control of its Board of Directors. You shall also be a member of ADP's Board of Directors and a member of the Board's Executive Committee.

2.       Compensation.

         a)  ADP shall pay you a salary of at least $850,000 per annum.

         b) Your target bonus for each fiscal year (i.e. July 1 to June 30) shall be at least $750,000. The actual bonus paid for each fiscal year shall be based upon your accomplishments in relation to pre-established performance goals (including business growth, increased profitability and other significant items) established by the Compensation Committee of ADP's Board of Directors (the "Compensation Committee") pursuant to the terms of ADP's 2001 Executive Incentive Compensation Plan (the "Incentive Plan").

         c) (i) ADP will continue to sell you restricted stock under the Incentive Plan, such that restrictions will lapse during each fiscal year on the number of shares of restricted stock which had, on the date you originally purchased them, an aggregate market value of at least $1 million. You will also, at all times, own sufficient shares of ADP restricted stock on which restrictions will lapse during each of the following two fiscal years which satisfy the foregoing fiscal year minimum market value test. The Compensation Committee may, at its sole discretion, require that lapsing of restrictions on your restricted stock in any fiscal year will only occur upon the attainment of pre-established performance goals pursuant to the Incentive Plan.

             (ii) In addition, ADP will, provided that the pre-established performance goals have been met, sell you additional restricted stock under the terms of ADP's broad-based restricted stock program in which all "letter grade" associates may participate.

             (iii) If you retire, your restricted stock shall continue to be owned by you and the restrictions on such stock will continue to lapse in the same manner as would have been the case had you continued to be an ADP employee.

         d) You will be granted stock options on an annual basis. The option grants will be for a minimum of 170,000 shares per year. Vesting will be determined by the Compensation Committee (which may, at its sole discretion, determine that vesting will only occur upon the attainment of pre-established performance goals); however, all of your stock options will vest on your retirement.

         e) The above salary, bonus and stock arrangements will be reviewed annually by the Compensation Committee and may be increased in its sole discretion. You shall also be entitled to participate in all of ADP's then current pension, 401(k), medical and health, life, accident, disability and other insurance programs, stock purchase and other plans and arrangements that are generally available to other ADP executives.

3. Term. The initial term of this letter agreement shall be for a period of one year. This letter agreement shall automatically continue after its initial term for successive one-year periods, unless and until either of us gives the other written notice at least six months prior to the end of the applicable one-year term that this letter agreement shall terminate as at the end of such term.

4. Termination. If your employment with ADP is terminated, you will receive the following compensation:

         a) If you are discharged for cause, ADP's obligation to make payments to you shall cease on the date of such discharge. As used herein, the term "for cause" shall cover circumstances where ADP elects to terminate your employment because you have (i) been convicted of a criminal act, (ii) failed or refused to perform your obligations as Chairman and Chief Executive Officer, (iii) committed any act of negligence in the performance of your duties hereunder and failed to take appropriate corrective action, or (iv) committed any act of willful misconduct.

         b) If ADP terminates your employment for any reason other than "for cause", for permanent or serious disability or on account of a "Change in Control", you will, for 18 months after such termination date, (i) receive the compensation provided for under Paragraph 2(a) above, (ii) have the restrictions on your restricted stock continue to lapse (without regard to any performance goals), and
             (iii) have your Company stock options continue to vest.

         c) If you become permanently and seriously disabled, either physically or mentally, so that you are absent from your office due to such disability and otherwise unable substantially to perform your services hereunder, ADP may terminate your employment. ADP shall continue to pay you your full compensation up to and including the effective date of your termination for disability. For 36 months after such termination date, you will receive the compensation provided for under Paragraph 2(a) above and have the restrictions on your restricted stock continue to lapse (without regard to any performance goals). All of your outstanding and unvested ADP stock options shall automatically vest on the date of your termination for disability.

         d) If you elect to voluntarily leave ADP in the absence of a Change in Control, ADP's obligation to make any payment to you under this Paragraph 4 shall cease on the date your employment ends.

         e) If a Change in Control occurs and if your employment is terminated (other than for cause) or you resign for "Good Reason" within two years after such Change in Control event, you will receive a termination payment equal to 300% of your "Current Total Annual Compensation". This termination payment will be reduced to either 200% or 100% of your Current Total Annual Compensation if such termination or resignation occurs during the third year, or more than three years, after such Change in Control event, whichever is applicable. In addition, all of your ADP stock options will become fully vested, and all of your ADP restricted stock having restrictions lapsing within three years after the date of such termination or resignation shall have such restrictions automatically removed (without regard to any performance goals). ADP will also pay you a tax equalization payment in an amount which when added to the other amounts payable to you under this Paragraph 4(e) will place you in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986 or any successor statute of similar import did not apply.

         f) The termination of this letter agreement or your employment shall not affect those provisions of this letter agreement that apply to any period or periods subsequent to such termination.

5.       For purposes of this Agreement, the following definitions shall apply:

         a) "Change in Control" shall mean the occurrence of any of the following: (A) any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding ADP, any subsidiary of ADP, or any employee benefit plan sponsored or maintained by ADP (including any trustee of any such plan acting in his capacity as trustee), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of ADP representing 25% or more of the total combined voting power of ADP's then outstanding securities; (B) the merger, consolidation or other business combination of ADP (a "Transaction"), other than a Transaction immediately following which the stockholders of ADP immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of ADP voting securities immediately prior to the Transaction; or (C) the sale of all or substantially all of ADP's assets, other than a sale immediately following which the stockholders of ADP immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of ADP voting securities immediately prior to the Transaction.

         b) "Good Reason" shall mean: (A) any action which results in a diminution in any respect in your current position, authority, duties or responsibilities as ADP's Chairman and Chief Executive Officer; or (B) a reduction in the overall level of your compensation or benefits.

         c) "Current Total Annual Compensation" shall be the total of the following amounts: (A) the greater of your current annual salary for the calendar year in which your employment terminates or for the calendar year immediately prior to the year of such termination; and (B) the average of your annual bonus compensation (prior to any bonus deferral election), for the two most recent calendar years immediately preceding the year in which your employment terminates.

6. Retirement. If you elect to retire from ADP, ADP will: (a) provide you with appropriate office and secretarial support until your 72nd birthday, which office will not, in any event, be located in an ADP facility; (b) allow you to keep your company car; and (c) allow you to use the ADP travel group to make your personal travel arrangements using your own funds.

7. SORP. Under the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan (the "SORP"), if your employment hereunder terminates other than for cause: (i) your "Future Service" period shall be deemed to be 17 years as of the date of your termination; (ii) your "Final Average Annual Pay" shall, to the extent applicable, be deemed to include the applicable compensation attributable to the periods covered by the termination payments made to you hereunder; and (iii) if the Compensation Committee deems it to be in ADP's best interests that you retire prior to your 65th birthday, any early retirement benefit payable under the SORP will not be actuarially reduced to reflect the payment of benefits before your "Normal Retirement Date". Your Final Average Annual Pay will not, in any event, be less than the aggregate of the minimum annual salary, bonus and restricted stock amounts payable to you under Paragraphs 2(a), 2(b) and 2(c)(i) above.

         This letter supersedes and replaces the letter dated as of August 13, 2001 between us.

         If the foregoing correctly sets forth our understandings, please sign this letter agreement where indicated, whereupon it will become a binding agreement between us.

                                              Very truly yours,

                                              AUTOMATIC DATA PROCESSING, INC.


                                              By:/s/   James B. Benson
                                                 ------------------------------
                                                       JAMES B. BENSON
                                                   CORPORATE VICE PRESIDENT

ACCEPTED AND AGREED:


 /s/ Arthur F. Weinbach
-------------------------------
    ARTHUR F. WEINBACH